RBID.COM, INC.
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                          (A DEVELOPMENT STAGE COMPANY)
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                 Statement of Computation of Earnings per Share
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                           AVERAGE
                          WEIGHTED                            LOSS
             YEAR           SHARES              LOSS     PER SHARE

             1989        1,000,000(1)     $    1,000             0

             1997        1,000,000        $        0             0

             1998        3,286,896        $    4,819             0

          9/30/99
     (Nine Months)       7,783,500        $1,522,039              .20

Inception - 10/4/88 to

9/30/99                  1,670,411        $1,526,858              .91



(1)      Restated for forward stock split of common stock 1,000:1.